Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ANGELES INCOME PROPERTIES 6, LP

The undersigned, being the only general partner of Angeles Income Properties 6, LP, and desiring to form a limited partnership pursuant to the laws of the State of Delaware certifies as follows:

1. The name of the Limited Partnership is Angeles Income Properties 6, LP (the “Partnership”),

2. The address of the Partnership’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808,

3. The name and address of the Partnership’s registered agent is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808,

4. The name and address of the Partnership’s General Partner is Angeles Realty Corporation II, 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237.

ANGELES INCOME PROPERTIES 6, LP

By:	ANGELES REALTY CORPORATION II General Partner

By:	/s/ Trent A. Johnson
Name:	Trent A. Johnson
Title:	Vice President

Dated: July 26, 2011